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                                     Exhibit 23.2


                      Consent of Independent Public Accountants

We have issued our report dated February 4, 1994 accompanying the consolidated financial statements and schedule of Pacific Rehabilitation & Sports Medicine, Inc. and subsidiaries appearing in the 1995 Annual Report of the Company on Form 10-K for the year ended December 31, 1995 (as amended by Amendment No. 1 on
Form 10-KA filed June 13, 1996) which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name under the caption "Experts."

GRANT THORNTON LLP

Portland, Oregon


June 13, 1996